Exhibit 99.1

Company Press Release

Orion Diversified Technologies, Inc. Signs Amended Share Exchange
Agreement with Ovale, S.A.

New York, NY. September 13, 2004. Orion Diversified Technologies, Inc.,
(ORDT), today announced the execution of a Share Exchange Agreement with Ovale, S.A., a Swiss corporation ("Ovale") engaged in the design and distribution of high quality infant clothing, gifts and accessories and all of the stockholders of Ovale. As contemplated in the Share Exchange Agreement that amended, restated and replaced the parties' prior agreements, Orion Diversified Technologies, Inc. ("Orion") will acquire all of the outstanding common stock of Ovale solely in exchange for 11,775,000 newly issued shares of Orion's Common Stock representing a 75% controlling interest in Orion.

Commenting on the proposed transaction, Irwin Pearl, the President of Orion said, "We are confident that the consummation of this business combination will result in an increase in value to our existing stockholders".

Orion Diversified Technologies, Inc. is an inactive New Jersey corporation previously engaged in the ownership of a 59 unit co-op residential dwelling in White Plains, New York that since January 1996, has been seeking a business combination with a profitable privately owned company.

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. While these statements are made to convey to the public the Company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent the management's opinion. While management believes such representations to be true and accurate based on information available to the Company at this time, actual results may differ materially from those described. In addition to the matters described in this press release, there can be no assurance that the proposed business combination with Brixton will be successfully consummated on the terms set forth in the letter of intent or on any terms.

FOR ADDITIONAL INFORMATION:

Irwin Pearl, President
Orion Diversified Technologies, Inc.
477 Madison Avenue
12th Floor
New York, NY 10022
(212) 981-4806

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